Exhibit 99.8

10b-18 PURCHASE AGREEMENT

(NON-EXCLUSIVE)

August 1, 2013

Galaxy Investment Holdings, Inc.

1209 Orange Street

Wilmington, DE 19801

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which J.P. Morgan Securities LLC (“JPMS”) will act as non-exclusive agent for Galaxy Investment Holdings, Inc. (the “Purchaser”) in connection with the Purchaser’s program (the “Program”) to purchase shares of common stock, par value $0.01 (the “Securities”), of Sprint Corporation (the “Issuer”).

1.	Appointment of JPMS. The Purchaser hereby appoints JPMS as its non-exclusive agent to purchase Securities on behalf of the Purchaser in the open market. It is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Purchaser acknowledges that the Purchaser may be an “affiliated purchaser” of the Issuer, as such term is defined in Rule 10b-18. Accordingly, the Purchaser hereby agrees that, during the term of this Letter Agreement, it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18 for purchases of Securities under the Program. JPMS agrees that it shall use good faith efforts to execute all purchases of Securities under this Letter Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”), it being understood that, except for any willful misconduct, bad faith or gross negligence on the part of JPMS, JPMS shall not be responsible for delays between the execution and reporting of a trade in the Securities, any reporting errors of the Principal Market or third party reporting systems or other circumstances beyond JPMS’s control. It is understood that the Purchaser may rotate its purchase program; provided, however that the Purchaser agrees to use only one broker-dealer to make purchases of Securities under the Program on any day in accordance with Rule 10b-18(b)(1).

2.	Term. JPMS’s appointment as agent under the Program shall continue until terminated in accordance with the provisions of the following sentence. This Letter Agreement may be terminated by either party with verbal or written notice to the other party. Such written notice may be made by facsimile, as provided in Paragraph 12, or by electronic mail. Notwithstanding the termination of this Letter Agreement, the Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent prior to JPMS’s receipt of such verbal or written notice of termination. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS, except to the extent such bid is cancelable by JPMS prior to its execution.

3.	Suspension of Program. The Purchaser shall promptly notify JPMS of the existence of any circumstances that render it advisable to suspend the Program for any given period of time (including, without limitation, purchases by the Issuer or any other “affiliated purchasers” (as defined in Rule 10b-18) of the Issuer, distributions by the Issuer within the meaning of Regulation M under the Exchange Act or the possession by the Purchaser of material non-public information), and upon receipt of the Purchaser’s direction to suspend the Program, JPMS shall do so. Such suspension notice shall not include any other information about the nature of the circumstances giving rise to such suspension or its applicability to the Purchaser or otherwise communicate any material nonpublic information about the Issuer or the Securities to JPMS. The Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent prior to JPMS’s receipt of the Purchaser’s direction to suspend purchases. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS, except to the extent such bid is cancelable by JPMS prior to its execution.

4.	Purchases by Affiliates. The Purchaser will notify JPMS of the intention on the part of the Issuer, the Purchaser or any other affiliated purchaser of the Issuer to purchase Securities on any day, including any purchase of a “block” (as defined in Rule 10b-18) pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) under the Exchange Act, if such purchase is to be effected otherwise than through JPMS pursuant to this Letter Agreement. Such notice shall be given prior to 8:00 a.m., New York City time on such day, and upon receipt of such notification JPMS shall refrain from purchasing any Securities hereunder on such day. The Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent prior to JPMS’s receipt of any such notice. In addition, if JPMS receives any such notice, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by JPMS, except to the extent such bid is cancelable by JPMS prior to its execution.

5.	Purchasing Procedures.

(a) Unless otherwise agreed to, the Purchaser will provide JPMS with instructions on a daily basis in respect of the Program regarding the total number of Securities JPMS is authorized to purchase and target amounts of Securities to be acquired during the day succeeding such instruction and the maximum price or the range of prices to be paid therefore. Except as otherwise provided in this Letter Agreement, JPMS shall determine, in its sole discretion, the timing, amount, prices and manner of purchase of Securities on any day, so long as such purchases are consistent with the instruction provided by the Purchaser for such day. JPMS agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting purchases of Securities pursuant to the Program may do so while aware of material, non-public information relating to the Securities or the Issuer.

(b) In the event that JPMS, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMS) for JPMS to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then JPMS may, in its sole discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by JPMS in its discretion.

6.	Monitoring Procedures. On any day on which JPMS purchases Securities hereunder, JPMS shall provide a daily email report confirming purchases of Securities to the Purchaser and to such other persons or agents of the Purchaser as the Purchaser shall designate. Such report shall include the specific price and number of shares purchased at each such specific price for the Purchaser and for affiliated purchasers.

7.	Payment for and Delivery of Purchased Securities. Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser.

8.	Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to JPMS a fee of $0.02 per share for the Securities purchased pursuant to the terms of this Letter Agreement.

9.	Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, to JPMS as follows:

(a) This Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser and have been reviewed, to the extent required, pursuant to or under any and all applicable policies and procedures of the Issuer applicable to purchases of Securities by its “affiliated purchasers”; this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval or authorization is required for performance of the transactions contemplated herein.

(b) At any time during the term of this Letter Agreement that JPMS has been instructed to purchase Securities in connection with the Program, the Purchaser is not aware of any material nonpublic information regarding the Issuer or the Securities. In the event that the Purchaser affirmatively instructs JPMS not to purchase Securities on any day or for any period, the Purchaser agrees that it shall not communicate to JPMS the reason for such instruction.

(c) The Purchaser is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(d) The Purchaser acknowledges that JPMS is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(e) Prior to 8:00 a.m., New York City time on each day on which JPMS is instructed to purchase Securities pursuant to this Letter Agreement, the Purchaser will provide to JPMS, in addition to the instructions described in Section 5(a), all information, other than publicly reported trading volumes, as it may be reasonably requested by JPMS that is necessary for JPMS to calculate the maximum number of Securities that may be purchased on such day in accordance with the volume condition set forth in Rule 10b-18 including without limitation any block purchases by or on behalf of the Purchaser, the Issuer or any other affiliated purchaser of the Purchaser, the Issuer, and JPMS shall be entitled to rely on such information so provided.

(f) Without limiting the generality of Section 3 of this Letter Agreement, the Purchaser shall notify JPMS in writing at least five business days prior to engaging in any transaction that would cause the Securities (or any securities convertible into, exchangeable for or linked in value to the Securities) to be subject to a “restricted period” under, and as defined in, Regulation M under the Exchange Act.

10.	Disclosure of Acquisition Program. The Purchaser represents and warrants that it will publicly disclose the acquisition of the Securities, as required, in accordance with Section 13 and Section 16 of the Exchange Act.

11.	Other Purchases by JPMS. Nothing herein shall preclude the purchase by JPMS of Securities for JPMS’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of JPMS’s clients.

12.	Notices. Any written communication shall be sent to the address specified below and shall become effective upon receipt:

(a)	if to JPMS, to it at

J.P. Morgan Securities LLC

383 Madison Avenue, 5th Floor

New York, NY 10179

Attention: James F. Smith

Email: james.f.smith@jpmorgan.com

Telephone: (212) 622-2922 Fax: (917) 464-8885

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)	if to the Purchaser, to it at

SoftBank Capital

38 Glen Avenue

Newtown Center, MA 02459

Attn:	Josh Lubov
Email:	josh_lubov@softbank.com
Telephone: (617) 558-6715 Fax: (617) 928-9302

or at such other address as may from time to time be designated by notice to JPMS in writing.

13.	Governing Law. This Letter Agreement and any claim relating hereto shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.	This Letter Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

J.P. MORGAN SECURITIES LLC

By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Managing Director

Agreed to and accepted as of:

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Katsumasa Niki
	Name:	Katsumasa Niki
	Title:	President